EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of the 2nd day of August, 2017 (the "Effective Date"), by and between ROVA VENTURE, LLC, a Delaware limited liability company (“Purchaser”), and WESTMORELAND PARTNERS (f/k/a Westmoreland-Hudson Partners and Westmoreland – LG&E Partners), a Virginia General Partnership (“Seller”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain real property and related improvements and personal property, in accordance with the terms and conditions hereinafter provided.
WHEREAS, the Seller and Purchaser agree that the Purchase Price (as defined in Section 2.1) comprises the Property (as defined hereafter), including the coal stockpile at the location.
WHEREAS, the Seller is working in good faith to assist Purchaser in selling the coal stockpile.
WHEREAS, in the event that Seller is successful in securing a sale of the coal stockpiled at the Land that is mutually agreeable to Purchaser (“Coal Sale”), the Seller and Purchaser shall reserve the right to amend this Agreement with a side letter agreement or amendment that articulates the assignment of revenue associated with the Coal Sale that accurately credits Purchaser for such revenue minus associated costs expended by Seller related to the negotiation and consummation of the Coal Sale. Purchaser shall be provided a full schedule of associated costs incident to any Coal Sale for review and approval prior to execution and finalization of the Coal Sale.
NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby covenant and agree as follows:
ARTICLE ONE ‑ PROPERTY
1.1    Purchase of Property.
(a)    Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, the following: (i) that certain real property located in Halifax County, North Carolina, being more particularly described on Exhibit A attached hereto and incorporated herein by reference, upon which is located those certain power generation facilities known as “ROVA 1” and “ROVA 2” now or formerly operated by Seller, together with all of the tenements, hereditaments, easements and rights‑of‑way appurtenant thereto and all of the improvements, buildings, boilers, burners and facilities owned by Seller located on the real property described on Exhibit A (collectively, the “Land”); (ii) all of the furniture, fixtures, furnishings, machinery, equipment, turbines, generators, emission control systems and vehicles owned by Seller and situated on the Land which is used in connection with the maintenance, operation or management of the above-described power generation facilities other than any coal sold to a third party prior to Closing pursuant to Section 2.1(b) hereof (collectively, the “Tangible Personal Property”), and (iii) all rights in and to air rights, development rights, zoning approvals and permits, environmental permits and registrations, rail service and access, utility service capacity, water supply and discharge rights, sewer rights and drainage rights incidental to the Land including, without limitation, all of the water and sanitary sewer discharge treatment capacity allocated to the Land or owned and held by Seller for the use and benefit thereof, all rights to the supply of off-premises water for the operation of the power generation facility, all rights to the treatment and discharge of water used in the operation of the power generation facility, and all zoning and development approvals or rights in respect thereto, and all other rights, privileges, appurtenances and licenses owned by Seller and in any way related to the foregoing to the fullest extent any of the foregoing may be assigned by Seller, in each instance subject to any required consent or approval right of any third party (collectively, the “Intangible Property” and singularly an “Intangible”); the Land, Tangible Personal Property, and Intangible Property, are collectively referred to herein as the “Property”). Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller and Purchaser hereby acknowledge and agree that under no circumstances shall the Property include any nuclear materials (as such term is defined by the International Atomic Energy Agency) located on the Property, and Seller hereby agrees that Seller shall, at its sole cost and expense, remove all such materials from the Property prior to Closing in accordance with all applicable laws, status, rules and regulations, and (ii) in the event Seller does not, at or prior to Closing, obtain a consent or approval to the transfer of an Intangible from a third party from whom such consent or approval is required to convey such Intangible to Purchaser, Seller shall not be in default under this Agreement for failure to obtain such required third-party consent or approval so long as Seller used commercially reasonable efforts in good-faith to obtain such required third party consents or approvals for the transfer of an Intangible prior to Closing; provided, however, the failure to obtain such required third-party consent or approval shall be a failure of a condition precedent to Purchaser’s obligation to close the transaction contemplated in this Agreement, and Purchaser shall have the right to elect to (A) terminate this Agreement in writing, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement, or (B) proceed to waive such condition and proceed to Closing, in which instance such Intangible shall not be described as property conveyed or assigned in the Seller Deliverables.
(b)    To the fullest extent permitted by law, Seller hereby agrees to indemnify, hold harmless and defend Purchaser from and against all liability, loss, claims, demands and suits, whatsoever, by whomsoever brought or alleged, and regardless of the legal theories upon which premised, including, without limitation, those arising out of bodily injury to, or sickness or death of, any person, or property damage or destruction (including loss of use), which may be imposed upon, incurred by or asserted against Purchaser arising out of or resulting from the presence of and the removal of the nuclear materials (as such term is defined by the International Atomic Energy Agency) from the Property. This obligation to indemnify shall include reasonable and actual attorney’s fees, investigation costs, expert witness fees, and all other reasonable and actual costs, expenses and liabilities related to the foregoing and actually incurred by Purchaser following the first notice to Purchaser that any claim or demand is to be made or may be made. The foregoing indemnity obligation shall survive Closing and any termination of this Agreement. Seller’s liability for any indemnification claims arising under this Section 1.1(b) shall be limited to an amount equal to the Purchase Price actually received by Seller.

ARTICLE TWO ‑ PURCHASE PRICE; EARNEST MONEY; CLOSING

2.1    Purchase Price.
(a)    The purchase price (the “Purchase Price”) for the Property shall be Five Million and No/100 Dollars ($5,000,000.00). The Purchase Price shall be paid by Purchaser to Seller at Closing by wire transfer of immediately available Federal funds, which amount shall be reduced and/or adjusted by the “Earnest Money” (as hereinafter provided) and Closing prorations and adjustments, if any.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, Seller and Purchaser hereby acknowledge and agree that Seller may sell coal located on the Land prior to the Closing; provided, however, Purchaser shall have the right to approve the price of the sale of such coal and the corresponding contract associated therewith, and Seller and Purchaser hereby acknowledge and agree to use good-faith commercially reasonable efforts to agree upon a purchaser, price, and corresponding contract for such coal prior to any sale; provided further, Purchaser shall receive at Closing a credit against the Purchase Price in the amount of any and all proceeds from the sale of coal from the Land to a third-party to the extent actually received by Seller from and after the date of the letter of intent by and between Westmoreland Coal Company and BTU Solutions, LLC, dated May 19, 2017, through and including the Closing Date, less reasonable and actual out of pocket expenses incurred by the Seller in connection with such sale; provided, further, that if this Agreement is terminated for any reason prior to Closing or Purchaser defaults in the closing of the sale of the Property in accordance with this Agreement, any and all proceeds from such sale of coal shall be retained by Seller without any obligation to Purchaser whatsoever. All unsold coal shall remain in its current location as currently stockpiled on the Land and be included in the Tangible Personal Property transferred to Purchaser at Closing, but in the event the unsold coal is then under contract to be sold pursuant to a contract approved by Purchaser pursuant to this Agreement, Purchaser agrees to perform Seller’s obligations under such contract. In the event Seller, after the Closing Date, receives a payment for coal removed prior to the Closing Date, Seller shall promptly forward such payment to Purchaser, with no adjustment made to the Purchase Price (Seller’s obligation under this sentence shall survive Closing).

2.2    Earnest Money; Payment at Closing.
(a)    Purchaser shall deliver to Chicago Title Insurance Company (the “Title Company”), as escrow agent (“Escrow Agent”), not later than three (3) business days after the Effective Date, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Earnest Money”), WITH TIME BEING OF THE ESSENCE, which Earnest Money, together with any interest earned thereon, shall either be credited to Purchaser at Closing, or be returned to Purchaser or otherwise disbursed in accordance with this Agreement.
(b)    The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Purchaser, and escrow instructions for the Title Company. The Title Company is authorized to hold the Earnest Money in escrow and to disburse the same (subject to clearance thereof) in accordance with the terms and conditions of this Agreement. In the event of any doubt as to Title Company’s duties or obligations hereunder, Title Company may, in its sole discretion, continue to hold the Earnest Money and any interest accrued thereon until the parties mutually agree to the disbursement thereof, or until a judgment of a court of competent jurisdiction shall finally determine the rights of the parties thereto, or Title Company may deposit or interplead said monies with a court of competent jurisdiction and, upon notifying the parties hereto of such action, all liability on the part of Title Company shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. In the event of any suit, action, or proceeding at law, in equity, or otherwise, wherein Title Company is made a party by virtue of acting as Title Company hereunder, or in the event of any suit wherein Title Company interpleads the subject matter of this escrow, then, in any such event, Title Company shall be entitled to recover its reasonable and actual outside attorneys’ fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of Title Company. Title Company shall not be liable for failure of the depository and shall only be otherwise liable to the parties hereto in the event of its gross negligence or willful misconduct

2.3    Independent Consideration. In any event or circumstance in which Purchaser shall be entitled to the return of the Earnest Money, the amount of One Hundred and No/100 Dollars ($100.00) (“Independent Agreement Consideration”) shall be withheld therefrom and delivered to Seller, which amount the parties bargained for and agreed to as consideration for Seller’s grant to Purchaser of Purchaser’s exclusive right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. Purchaser’s exclusive right to purchase the Property under this Agreement shall terminate upon Purchaser’s default of this Agreement. This Independent Agreement Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement.

2.4.    PJM / Auction Obligations. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser hereby acknowledges and agrees that, upon and at Closing, Seller shall retire its rights in PJM, and therefore, upon and at Closing, Seller shall assign, and Purchaser shall assume the rights and obligations of Seller with respect to the forward capacity power generation contracts set forth on Schedule 2.4 attached hereto and the awards of bids for forward capacity power generation for ROVA 1 and ROVA 2 that are awarded therefor from and after the Effective Date (collectively, the “Auction Obligations”). Seller hereby covenants that Seller shall not retire its rights in PJM prior to Closing without Purchaser’s prior written consent, nor shall Seller sell, assign or otherwise convey any of the rights or duties related to the Auction Obligations to a third-party without Purchaser’s prior written consent. Additionally, Seller shall use commercially reasonable efforts in good faith to cooperate with Purchaser’s efforts to assume the Auction Obligations at Closing and/or work in good-faith to with Purchaser to determine the best commercially reasonable means for the Purchaser to fulfill all obligations associated with the Auction Obligations in the event that Purchaser elects Retirement Option defined below. If Purchaser elects the Retirement Option, any contractual settlement or resolution of outstanding energy obligations to PJM will require approval by Seller, which shall not be unreasonably withheld.

In connection therewith, within fourteen (14) days following the Effective Date, Purchaser shall deliver to Seller written notice of Purchaser’s election of how Purchaser plans to operate ROVA 1 and ROVA 2 after Closing. Purchaser’s election will be to either (A) physically not operate the power generation assets at ROVA 1 and ROVA 2 and not generate electricity (“Retirement Option”), at which point Seller shall undertake the process to formally retire ROVA 1 and ROVA 2 through PJM and any other related agencies or entities; or (B) after Closing, physically operate the power generation assets at ROVA 1 and ROVA 2 to produce and deliver electricity onto the PJM electric system (“Operate Option”).

If Purchaser elects the Operate Option, Purchaser will agree to become a member of PJM prior to Closing and assume all Auction Obligations and future operational obligations of PJM with respect to ROVA 1 and ROVA 2 after Closing. Purchaser also will become a member of PJM and accept the assignment from Seller of that certain Interconnection Service Agreement to be entered into by and between Seller, PJM Interconnection, L.L.C and Virginia Electric Power Company (the “ISA”) at Closing and assume the obligations and rights of Seller under the ISA (the “ISA Obligations”).

If Purchaser elects the Retirement Option Purchaser shall not be required to assume the ISA or the ISA Obligations or becoming a member of PJM. Purchaser shall be obligated to assume Seller rights and obligations of the Auction Obligations at Closing. Seller will be responsible to provide PJM prior to Closing, written notice of the physical retirement of ROVA 1 and ROVA 2 from the PJM system and how the Auction Obligations will be settled and resolved with PJM, and such notice shall be subject to Purchaser prior review and approval, not to be unreasonably withheld.

In the event Purchaser fails to timely deliver such written notice, Purchaser shall be deemed to have elected the Retirement Option. Regardless whether Purchaser elects the Operate Option or the Retirement Option, Seller will retire its membership in PJM at and upon Closing, with timing being affected by Purchaser’s election of either the Operate Option or the Retirement Option.

Seller hereby covenants that from and after the Effective Date through and until Closing, in the event there is an auction for forward capacity power generation in the PJM for which the Seller is required to make a bid with respect to ROVA 1 or ROVA 2, Seller shall notify Purchaser as soon as commercially reasonably possible after becoming aware of such requirement to bid into such auction and provide any associated additional energy generation obligations, or alternatively, notify Purchaser if any such bid results in no grant of power obligation, and Seller shall tender such bid at the highest possible amount permitted under the PJM bid rules.

Seller hereby represents and warrants that the copy of the ISA which Seller previously provided to Purchaser is a full, complete and accurate copy of the ISA as of the Effective Date. During the pendency of this Agreement, Seller shall not modify or amend the ISA. Upon execution of the ISA, Seller hereby represents and warrants that the ISA is in full force and effect and constitutes a legal, valid and binding obligation upon the parties thereto, and no default exists with respect to the ISA. Seller shall indemnify, defend and hold Purchaser, its partners, members, agents and employees, harmless from any claim, liability, duty, loss, damage, cause of action, judgment, cost and expense, including, without limitation, attorneys’ fees, resulting from or arising out of any obligations or duties under the ISA arising or accruing prior to the Effective Date.

2.5    Closing. The consummation of the purchase and sale of the Property herein contemplated (such consummation being herein referred to as the “Closing”) shall, subject to the terms, conditions and contingencies set forth in this Agreement, take place on or before the thirtieth (30th) day following the end of the Inspection Period upon at least five (5) days’ prior written notice from Purchaser to Seller (the “Closing Date”). In the event no such notice is given, the Closing shall be held on said thirtieth (30th) day following the end of the Inspection Period, WITH TIME

BEING OF THE ESSENCE. In the event the Closing Date falls on a Saturday, Sunday or holiday, the Closing Date shall be extended until the next business day. The Closing shall be conducted as an insured style Closing in which the parties need not appear in person and closing documents and funds are delivered to the Title Company in trust, under written escrow instructions, to govern completion of Closing under the terms hereof.
2.6    Allocation of Purchase Price. Prior to the expiration of the Inspection Period, Purchaser will notify Seller in writing of the allocation of the Purchase Price between the Land and the remaining Property, and such allocation shall be subject to Seller’s reasonable approval. If Seller and Purchaser agree upon such allocation, Seller and Purchaser agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Purchaser and Seller cannot agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.
ARTICLE THREE ‑ EVIDENCE OF TITLE; SURVEY
3.1    Title. Seller covenants to convey to Purchaser at Closing good and marketable fee simple title in and to the Land and good and marketable title to the remaining Property. For the purposes of this Agreement, “good and marketable fee simple title” shall mean fee simple ownership, free of all claims, liens and encumbrances of any kind or nature whatsoever other than the following (hereinafter called the “Permitted Exceptions”): (i) current state and county ad valorem real property taxes not due and payable on the Closing Date; (ii) matters that are shown on the Prior Policy (as hereinafter defined in Section 3.9 below) or that are revealed by the Survey (as hereinafter defined), other than those to which Purchaser objects and Seller agrees to cure or is deemed to have agreed to cure as provided in Section 3.1, and (iii) matters that Purchaser waives, or is deemed to have waived, as provided in Section 3.6, 3.7 or 3.8. Such title shall also be insurable by the Title Company at then current standard rates under the standard form of ALTA owner’s policy of title insurance currently in effect at the time of Closing (the “Title Policy”), without exception other than for the Permitted Exceptions.
3.2    Title Objection Notice. Purchaser shall have until the expiration of the forty-fifth (45th) day following the Effective Date in which to examine title to the Property, obtain a title insurance commitment, and to give Seller written notice of title exceptions, WITH TIME BEING OF THE ESSENCE (the “Title Objection Notice”), that render Seller’s title less than good and marketable fee simple title (including, without limitation, any such exceptions revealed by the “Survey” of the Property procured in accordance with Section 3.9 below) (“Objectionable Title Exceptions”). Seller shall have ten (10) days after delivery of the Title Objection Notice and Title Commitment to notify Purchaser in writing of any Objectionable Title Exceptions that Seller shall refuse or be unable to cure prior to Closing (“Seller’s Cure Notice”). Notwithstanding the foregoing, Seller shall be obligated to eliminate any deeds of trust, mortgages, judgment liens, mechanics’ liens, materialmen’s liens and other liens placed on or against the Property that may be satisfied by the payment of a sum certain (“Monetary Encumbrances”), which such Monetary Encumbrances may be satisfied by Seller in connection with the Closing.
3.3    Prior Policy. Seller has provided to Purchaser that certain ALTA Loan Policy of title insurance dated February 23, 2011 and issued by Stewart Title Guaranty Company (Policy No. M-9302-002506290) (the “Prior Policy”). All exceptions listed in Schedule B of the Prior Policy except 2011 ad valorem taxes (the “Policy Exceptions”) shall be considered Permitted Exceptions unless specifically listed in the Purchaser’s Title Objection Notice.
3.4    Materiality Threshold Title Exceptions. For purposes of this Agreement, a “Materiality Threshold” shall be an Objectionable Title Exception that meets at least one of the following requirements: (i) it is not capable of being cured by Seller within ninety (90) days from the delivery of the Title Objection, (ii) it materially and adversely affects the existing vehicular access to the Property to/from the public right-of-way adjoining the Property, (iii) it materially and adversely affects the use of the Property as a power generation facility, or (iv) the cost of curing the Objectionable Title Exception (inclusive of estimated attorneys’ fees and court costs) would likely exceed $100,000.00. The parties acknowledge and agree that none of the Policy Exceptions satisfy any of the above-described requirements and that none of them shall be deemed to meet the Materiality Threshold if Purchaser identifies them as an Objectionable Title Exception in its Title Objection Notice.
3.5    Curing of Title Objections. Seller’s failure to respond to a Title Objection Notice or to timely provide Seller’s Cure Notice to Purchaser shall be deemed to be an election by Seller to cure such Objectionable Title Exceptions set forth in Title Objection Notice. Following Seller’s response to any such Title Objections Notice, Purchaser shall have until the Closing Date in which to reexamine title to the Property and in which to give Seller notice of any additional Objectionable Title Exceptions disclosed by such reexamination and which were not filed and properly indexed of record on the date of Purchaser’s initial examination or not included in the title commitment provided to Purchaser by Title Company, in which case, the time periods set forth above shall apply to such additional Title Objection Notice, and Seller’s response thereto (with a corresponding extension of the Closing Date), and all rights and obligations of Purchaser and Seller with regard to such additional notices shall be the same as the original notices. Seller shall have until the Closing Date (as extended, if applicable) in which to cure or satisfy all Objectionable Title Exceptions agreed, or deemed to be agreed, to be cured by Seller.
3.6    Seller Elects Not to Cure. If Seller sets forth in a timely delivered Seller’s Cure Notice that Seller has elected not to cure an Objectionable Title Exception, Purchaser shall have five (5) business days from the date of receipt of such Seller’s Cure Notice to elect by delivery of written notice to Seller to either (i) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall terminate and be of no further force and effect, except for those provisions which are expressly stated to survive a termination of this Agreement, or (ii) waive such Objectionable Title Exception, in which event the same shall be deemed a Permitted Exception, and proceed with this Agreement in accordance with its terms. In the event Purchaser fails to timely deliver such written notice, Purchaser shall be deemed to have elected to proceed under clause (ii) of the immediately preceding sentence.
3.7    Seller Does Not Cure an Objectionable Title Exception that Meets the Materiality Threshold. If Seller agreed to cure an Objectionable Title Exception pursuant to a Seller’s Cure Notice or is deemed to have agreed to cure an Objectionable Title Exception pursuant to Section 3.5 by failing to provide a Seller’s Cure Notice, and Seller fails to satisfy such Objectionable Title Exception at or prior to Closing, then Purchaser shall elect one of the following solely with respect to an Objectionable Title Exception that satisfies the Materiality Threshold (i) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall terminate and be of no further force and effect, except for those provisions which are expressly stated to survive a termination of this Agreement; (ii) satisfy the Objectionable Title Exception and proceed to Closing, after deducting from the Purchase Price the out-of-pocket cost of satisfying any Monetary Encumbrances; (iii) waive such satisfaction of the Objectionable Title Exception and performance by Seller and elect to close; (iv) extend the Closing Date for a period of up to thirty (30) days, during which time Seller shall cure such Objectionable Title Exceptions as were agreed or deemed to be agreed to be cured by Seller; or (v) exercise such rights and remedies as set forth in Section 8.2 below. In the event Purchaser does not provide a written notice designating its election by the Closing Date, Purchaser shall be deemed to have selected (iv). In the event of an extension of the Closing Date by Purchaser under clause (iv) above, and a subsequent failure of Seller to cure any valid Objectionable Title Exception, Purchaser shall then elect one of the alternatives specified in clauses (i), (ii), (iii) and (v) above (subject to the limitations set forth above and elsewhere herein). Purchaser shall be deemed to have selected (i) if it does not provide Seller written notice of its election by the date of the postponed Closing.
3.8    Seller Does Not Cure Other Objectionable Title Exceptions. If Seller agreed to cure an Objectionable Title Exception pursuant to a Seller’s Cure Notice or is deemed to have agreed to cure a Title Objection pursuant to Section 3.5 by failing to provide a Seller’s Cure Notice, and Seller fails to satisfy such Objectionable Title Exception at or prior to Closing that does not satisfy the Materiality Threshold, then Purchaser shall either (i) waive such failure and proceed to Closing, after deducting from the Purchase Price the cost of satisfying any Monetary Encumbrances; or (ii) by written notice delivered to Seller prior to Closing declare Seller in default of this Section 3.8 (a “Section 3.8 Default”) and proceed to Closing, reserving its right to recover its Section 3.8 Default Damages from Seller post-closing. In the event Purchaser selects (ii), Purchaser shall file its legal action to recover its Section 3.8 Default Damages from Seller prior to the expiration of the Survival Period or such action shall be time barred. The terms of this Section 3.8 shall survive Closing.
3.9    Survey. Purchaser may elect to have prepared, at Purchaser’s expense, an accurate, survey of the Property by a surveyor registered under the laws of the State of North Carolina (hereinafter referred to as the “Survey”). In the event Purchaser elects to have a Survey prepared Purchaser will provide Seller with a copy within a reasonable time period at no cost to Seller. Purchaser shall have until the end of the Inspection Period in which to have the Survey prepared and to give Seller written notice of any Objectionable Title Exceptions revealed thereby.
ARTICLE FOUR ‑ CONDITIONS TO CLOSING AND CONSUMMATION OF SALE
4.1    Inspection of Property. Notwithstanding any other provisions to the contrary contained in this Agreement, the parties hereto agree that Purchaser, its agents and representatives shall have a period of sixty (60) days from Effective Date (the “Inspection Period”), in which to enter upon and make a complete inspection of the Property. Such inspection may include, but shall not be limited to, structural, mechanical, electrical, engineering, environmental, soil and landscaping tests, surveys, analyses and examinations; inspections for termites or other wood destroying organisms; and such other tests, studies, observations, analyses and examinations or studies that Purchaser may deem necessary or desirable in connection with its acquisition of the Property. During the pendency of this Agreement, Purchaser shall have free and complete access to all documentation, agreements and other information in the possession or reasonable control of Seller or any employee, agent or independent contractor of Seller pertaining to the ownership, use or operation of the

Property, and Purchaser shall have the right to make copies of any such information at Purchaser’s expense. Purchaser shall have the right to contact governmental authorities, the United States Army Corps of Engineers and any industrial district in which any part of the Property may be situated, and to make inquiry thereof and to request documentation with respect to the Property; provided however, Purchaser shall give Seller at least twenty-four (24) hours prior written notice before contacting any of the foregoing entities and Seller reserves the right to have a representative present at the time Purchaser makes contact, whether by phone or in person.

In the event that Purchaser, in its sole discretion, determines that the condition of the Property is, for any reason or no reason whatsoever, unsatisfactory for Purchaser’s contemplated use or development of the Property, Purchaser shall have until the expiration of the Inspection Period to notify Seller in writing that Purchaser has elected to terminate this Agreement. Promptly following receipt of such notice, the Escrow Agent shall promptly return the Earnest Money to Purchaser and, upon Purchaser’s receipt of the Earnest Money, this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement. Purchaser hereby agrees to indemnify, defend and hold Seller harmless against any injury to persons or property arising out of Purchaser’s inspection of the Property; provided, however, such indemnity, defense and agreement to hold harmless shall not apply to any damages, injuries, claims, losses or costs arising from the negligence or willful misconduct of Seller, its employees, tenants, agents or contractors. Furthermore, Purchaser shall have no liability to Seller, or to any other person or entity arising out of or in connection with the fact that Purchaser discovered and/or reported (as may be required by law or otherwise) any adverse physical condition (including adverse environmental conditions), or other defect with respect to the Property, unless such condition was caused by Purchaser or its representatives. This paragraph shall survive the Closing or any termination of this Agreement.

4.2    Delivery of Development Information. In order to facilitate Purchaser’s inspection of the Property, Seller agrees, to the extent in Seller’s actual possession or reasonable control, to deliver via an on-line “data room” the following items (the “Property Information”) to Purchaser within five (5) days after the Effective Date:

(a)    Evidence of the zoning status of the Property;
(b)    Copies of all soils, geotechnical, fault line and environmental reports, correspondence, notices, test results, permits or inspections obtained by, received by, prepared for or by, or discovered by Seller in connection with Seller’s acquisition, ownership, operation and development of the Property (collectively, the “Environmental Reports”);
(c)    Copies of all governmental approvals obtained by Seller in connection with its development, ownership and/or operation of the Property;
(d)    Copies of all boundary or topographic surveys, as‑built surveys, subdivision plats and accompanying surveyor’s certificates prepared for Seller in connection with its acquisition or ownership of the Property, and copies of all land or development plans associated with the Property;
(e)    Copies of all title certificates, title commitments or policies relating to the Property;

(f)    Copies of all licenses, permits, variances, utility availability letters, drainage plans and studies related to the Property;
(g)    A copy of any agreement or restrictive covenant that affects the development or ownership of the Property;
(h)    Copies of any and all leases, licenses or other agreements whereby any tenant, lessee or other party currently has the right to occupy all or any part of the Property;
(i)    Copies of all Service Contracts (as defined below);
(j)    Copy of any tax statements for the Property for the past five (5) years;
(k)    A list of any and all oral agreements (if any), pertaining to the use, occupancy, maintenance, management and/or operation of the Property as presently conducted, including an identification of the party or parties to each such agreement, a description of the material terms thereof, and a description of the manner and time period in which each such agreement can be terminated;
(l)     Copies of any notices of violations, claims, or demands with respect to the Property; and
(m)    Such other items in Seller’s actual possession that Purchaser may reasonably request in connection with its inspection of the Property.
The Property Information which have been delivered or made available by Seller to Purchaser are complete copies of those documents which are in Seller’s possession or reasonable control. To the extent that any new or updated Property Information pertaining to the Property is received by Seller or any of its agents or employees while this Agreement is in effect and prior to Closing, Seller promptly shall deliver a copy of such new and/or updated information to Purchaser. Seller makes no representation or warranty as to the accuracy or completeness of any Property Information delivered pursuant to this section. Purchaser should independently verify through Purchaser’s due diligence process.
4.3    Service Contracts. Purchaser acknowledges receipt from Seller of a document entitled “Rova Contracts” providing certain information relating to service, maintenance or operation agreements or contracts incident to the Land or incident to ownership of the power generation facility described above as ROVA 1 and ROVA 2 (each, a “Service Contract”). Any additional service, maintenance or operation agreement or contract incident to the Land that Purchaser identifies as a “Service Contract” by written notice to Seller not later than thirty (30) days following the Effective Date shall also be deemed a “Service Contract.” Not later than thirty (30) days following the Effective Date, Purchaser shall notify Seller in writing which Service Contracts Purchaser wants to assume, and which Service Contracts Purchaser does not want to assume. Purchaser shall be deemed to have elected not to assume any Service Contract that is not listed on such Purchaser’s written notice. The parties acknowledge that Purchaser’s ability to assume a Service Contract may be subject to the approval of the counterparty thereto, or one or more governmental entities. Purchaser shall cooperate with Seller’s efforts to obtain such approval, but in no event shall Seller or Purchaser be obligated to pay a transfer fee or approval fee. Seller shall give Purchaser prompt written notice in the event Seller is unable to obtain such third party’s approval and Purchaser shall, within five (5) days of Purchaser’s receipt of such notice either (i) terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement, or (ii) withdraw its assumption request with respect to such Service Contract and proceed with this Agreement in accordance with its terms. Any Service Contract that Purchaser does not assume at Closing shall, if not terminated, remain Seller’s sole obligation. This Section 4.3 shall survive the Closing.
4.4    Closing Deliveries.
(a)    Seller’s Deliveries and Conditions to Purchaser’s Obligations. Seller shall execute and deliver at Closing the following documents, dated the Closing Date, the form of each of which shall be reasonably acceptable to Purchaser, and the execution and accuracy of which shall be a condition to Purchaser’s obligation to consummate the purchase and sale herein contemplated (the “Seller Deliverables”):
(1)    Special Warranty Deed. A Special Warranty Deed, in recordable form, duly executed by Seller and conveying to Purchaser good, fee simple, marketable title to the Land, using the legal description attached hereto as Exhibit A, subject only to the Permitted Exceptions;
(2)    Non-Warranty Deed. If the legal description of the Land prepared from the Survey differs from the legal description attached hereto as Exhibit A, then Seller shall also execute and deliver to Purchaser at Closing a Non-Warranty Deed, in recordable form, duly executed by Seller and conveying the Land to Purchaser using the Survey legal description;
(3)    Seller’s Certificate. A certificate duly executed by Seller and certifying that each and every warranty and representation made by Seller in this Agreement is true and correct in all material respects as of Closing, as if made by Seller at such time (subject to the provisions of the penultimate paragraph of Section 6.1 below);
(4)    FIRPTA Certificate. A certificate duly executed by Seller setting forth Seller’s address and tax identification number and certifying whether or not Seller is a foreign person for purposes of the Foreign Investment in Real Property Tax Act (FIRPTA);
(5)    Bill of Sale. A bill of sale and assignment~~,~~ and assumption agreement (a “Bill of Sale”) duly executed by Seller, conveying to Purchaser good and marketable title to the Tangible Personal Property, the Intangible Property, Service Contracts (to the extent Purchaser has agreed to assume, and Seller is able to assign the same, pursuant to Section 4.3 hereof), Use Permits (as hereinafter defined) as applicable, and such other rights, properties, powers and privileges relating to the Property as Purchaser may reasonably request prior to Closing;
(6)    Owner’s Affidavit and Gap Indemnity. An affidavit in form satisfactory to Title Company for the issuance of the Title Policy without exception for mechanics’, materialmen’s or other statutory liens, parties in possession, and any “gap” exception;

(7)    Closing Statement. A closing statement duly executed by Seller, setting forth in reasonable detail the financial transaction contemplated by this Agreement, including without limitation the Purchase Price, all prorations, the allocation of costs specified herein, and the source, application and disbursement of all funds (the “Closing Statement”); and
(8)    Additional Documents. Such other documents, affidavits or certificates as are customary to consummate the sale of the Property or customary to induce the Title Company to issue the Title Policy.
(b)    Purchaser’s Closing Deliveries and Seller’s Conditions to Closing.    Purchaser shall execute and deliver at Closing the following documents, dated the Closing Date, the form of each of which shall be reasonably acceptable to Seller, and the execution and accuracy of which shall be a condition to Seller’s obligation to consummate the purchase and sale herein contemplated (the “Purchaser Deliverables”):
(1)    Bill of Sale. The Bill of Sale duly executed by Purchaser;
(2)    Closing Statement. The Closing Statement duly executed by Purchaser;
(3)    Purchaser Certificate. A certificate duly executed by Purchaser and certifying each and every warranty and representation made by Purchaser in this Agreement is true and correct in all material respects as of Closing, as if made by Purchaser at such time; and
(4)    Good Standing. A certificate of good standing of Purchaser issued as of date not more than ten (10) days prior to the Closing by the Secretary of State of the State of Delaware.
4.5    Conditions Precedent to Closing.
(a)    Purchaser’s obligation to close is subject to the satisfaction of the following conditions for Purchaser’s benefit (or Purchaser’s written waiver thereof, it being agreed that Purchaser may waive in writing any or all of such conditions) on or prior to the Closing Date:
(1)     all representations and warranties made herein by Seller shall be true and correct in all material respects as of the Closing Date (subject to the provisions of the penultimate paragraph of Section 6.1 below);
(2)     Seller shall be in compliance in all material respects with all covenants of Seller herein, Seller shall have performed in all material respects all of its obligations hereunder, and Seller shall have tendered all deliveries required of Seller for Closing;
(3)    there shall be no material adverse change in the matters reflected in the Title Commitment or on the Survey caused by Seller or its agents;
(4)    no material adverse change to the Property caused by Seller or its agents (or any material portion thereof) or vehicular access to the Land shall exist as of the Closing;

(5)    at Closing, Seller shall have removed any nuclear materials (as such term is defined by the International Atomic Energy Agency) located on the Property in accordance with Section 1.1 of this Agreement;
(6)    the Property shall not be in violation of any applicable law, ordinance or regulation that materially and adversely affects the use of the Property as a power generation facility;
(7)     there shall exist no regulatory requirement that inhibits the viability of the transaction for either Seller or Purchaser;
(8)    there shall exist no actions, suits, arbitrations, lis pendens, special proceedings, general assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other legal proceedings, pending against Seller that would prohibit the consummation of the transaction set forth in this Agreement; and
(9)    there shall exist no pending action, suit or legal proceeding against Seller filed by any third party or governmental entity before any court or administrative agency which seeks to invalidate, restrain or prohibit the consummation of the transaction set forth in this Agreement.
In the event Purchaser obtains information of an event or circumstance that would, if not resolved, result in the failure of a condition precedent on the Closing Date, Purchaser shall promptly give Seller written notice of such event or circumstance. Except as otherwise expressly provided herein, if any of the conditions set forth in this Section 4.5(a) is not timely waived in writing by Purchaser or satisfied on or prior to the Closing Date, then Purchaser shall deliver written notice to Seller of the specific conditions that have not been satisfied or waived in writing by Purchaser, and if such specific conditions remain unsatisfied for ten (10) days after delivery of such notice, then Purchaser shall, by written notice delivered to Seller within one (1) business day following the expiration of such ten (10) day period, either (A) elect to waive such unsatisfied condition and proceed to Closing in accordance with the terms of this Agreement, or (B) terminate this Agreement in writing, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement. If Purchaser does not provide such notice within one (1) business day following the expiration of such ten (10) day period, it shall be deemed to have selected option (B).
(b)    Seller’s obligation to close is subject to the satisfaction of the following conditions for Seller’s benefit (or Seller’s written waiver thereof, it being agreed that Seller may waive in writing any or all of such conditions) on or prior to the Closing Date:
(1)    there shall exist no actions, suits, arbitrations, claims, attachments, proceedings, general assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending against Purchaser that would prohibit the consummation of the transaction set forth in this Agreement,; and
(2)    there shall exist no pending action, suit or proceeding against any Purchaser filed by any third party or governmental entity before any court or administrative agency which seeks to invalidate, restrain or prohibit, the consummation of the transaction set forth in this Agreement.
Except as otherwise expressly provided herein, if any of the conditions set forth in this Section 4.5(b) is not timely waived in writing by Seller or satisfied on or prior to the Closing Date, then Seller shall deliver written notice to Purchaser of the specific conditions that have not been satisfied or waived in writing by Seller, and if such specific conditions remain unsatisfied for five (5) days after delivery of such notice, then Seller shall, by written notice delivered to Purchaser within one (1) business day following the expiration of such five (5) day period, either (A) to waive such unsatisfied condition and proceed to Closing in accordance with the terms of this Agreement, or (B) terminate this Agreement in writing, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement. If Seller does not provide such notice within one (1) business day following the expiration of such five (5) day period, it shall be deemed to have selected option (B).
4.6    Cost of the Parties. All transfer taxes imposed on the transactions contemplated in this Agreement by N.C.G.S. Section 105-228.28 et seq shall be paid by Seller. Purchaser shall pay the recording fees for recording of the Special Warranty Deed and the Non-Warranty Deed, and Seller shall pay the recording fees to remove any Monetary Encumbrances on the Property as required pursuant to this Agreement. Purchaser and Seller shall each pay one‑half of the escrow fees. Purchaser shall pay the title insurance premiums and costs, including costs for title searches, the Title Commitment and endorsements, and the cost for the Survey.
All costs and expenses of the parties’ performance of their respective obligations hereunder and the consummation of the transactions contemplated herein that have not been assumed specifically by either party under the terms hereof, shall be borne by the party incurring such cost or expense.
4.7    Real Estate Commission. Purchaser represents and warrants that Purchaser has not dealt with any broker or other finder in connection with its purchase of the Property. Purchaser will indemnify and hold harmless Seller from and against any and all claims, loss, liability, cost and expenses (including reasonable counsel fees) resulting from any claim that may be made against Seller by any broker or person claiming a commission, fee or other compensation by reason of this transaction, if such claim arises by or on account of any act of Purchaser or Purchaser’s representatives.
4.8    Possession of Property. Seller shall deliver possession of the Property to Purchaser at the time of Closing.
ARTICLE FIVE ‑ PRORATED ITEMS
5.1    Assessments and Other Taxes. All assessments, taxes and other similar charges (general and special, ordinary and extraordinary) that have become a lien upon the Property or any part thereof at the Closing Date, whether or not same are then past due or are payable thereafter (in installments or otherwise), or that have been confirmed by any public authority as of the Closing Date, shall, at Purchaser’s option, either be paid in full by Seller at the Closing or credited against the Purchase Price and assumed by Purchaser. For purposes of this Agreement, a “confirmed” assessment means an assessment that has been approved by a governmental agency or an owners’ association for the purpose or purposes stated, whether or not it is fully payable at the time of Closing. Purchaser shall take title subject to all assessments that are not confirmed but that may be under formal consideration by a governing body. The parties shall prorate all taxes arising with respect to the property, including ad valorem real estate taxes, for the tax year in which Closing occurs on a calendar year basis. In the event tax bills, assessments, or rates are unknown for the year in which Closing occurs, at the time of Closing, the parties shall prorate taxes based upon the property taxes paid by Seller for the previous calendar year and readjust the proration as necessary outside of Closing upon receipt of the actual tax bills. In the event that tax bills are known for the year in which Closing occurs, at the time of Closing, the parties shall prorate taxes based upon such tax bills and authorize and cause the Title Company to pay and satisfy such amounts on behalf of the parties at Closing. Notwithstanding the foregoing, Seller shall pay all confirmed assessments levied against the Property in full on or before Closing even if said confirmed assessments are due in installments subsequent to Closing. In the event the Property is subject to any so‑called “rollback” tax or other tax pursuant to which real estate taxes for prior years may be increased as a result of a change of ownership, change of use or change in zoning of the Property or in the event the Property is subject to additional taxes for prior years due to reassessment or like occurrence, then Seller shall be obligated for the payment of such additional taxes.
5.2    Other Prorations. At the Closing, the following items (if applicable) shall also be prorated and the Purchase Price shall be adjusted to reflect such prorations: (i) payments under the Service Contracts being assumed by Purchaser; (ii) charges for utilities servicing the Property, including, without limitation, charges for gas, electricity, sewer and water; and (iii) all other charges and fees customarily prorated and adjusted in similar transactions. Seller shall receive a credit for all utility and similar deposits, if assigned to Purchaser.
In the event that accurate prorations and other adjustments are not made at Closing because current bills were not available (as, for example, in the case of utility bills), the parties shall prorate such items on the basis of the best available information, subject to adjustment upon receipt of the final bill. Seller shall use its best efforts to have all utility meters read on the Closing Date so as to determine accurately its share of current utility bills. For purposes of making prorations, Seller shall be deemed to have conveyed the Property as of 12:01 AM on the Closing Date.
ARTICLE SIX ‑ REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1    To induce Purchaser to enter into this Agreement, Seller makes the representations, warranties and covenants hereinafter contained, each of which is relied upon by Purchaser, and is true as of the Effective Date and will be deemed remade by Seller, and will be true in all material respects as of the Closing Date. Seller represents, warrants and covenants as follows:
(a)    Authority to Sell. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and Seller Deliverables. The execution, delivery and performance by Seller hereof and the Seller Deliverables have been duly authorized by all necessary partnership action. Seller has duly executed and delivered this Agreement and at or before Closing will have duly executed and delivered each Seller Deliverable to which it is, or is specified to be, a party, and this Agreement constitutes, and each Seller Deliverable to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(b)    No Violation of Partnership Agreemment. The execution and delivery by Seller hereof do not, the execution and delivery by Seller of the Seller Deliverables to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or approval under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the transactions contemplated hereby, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Seller under, any provision of the partnership agreement of Seller.
(c)    Contracts, Judgments and Governmental Entities. To Seller’s actual knowledge, the execution and delivery by Seller of this Agreement and the Seller Deliverables will not violate (i) any contract to which Seller is a party or by which any of its respective properties or assets is bound or (iii) any judgment applicable to Seller or its properties or assets. To Seller’s actual knowledge, no consent of or filing with any governmental entity is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or any Seller Deliverables, except for customary “pay-off” letters or lien release instruments with respect to loans and credit agreements encumbering the Property by, through or under Seller as of the Effective Date.
(d)    Ownership of Property and Personal Property. Seller owns the Land in fee simple, and such title is marketable, subject to ad valorem taxes and such other exceptions as may appear on the Existing Policy, the public records, or the Survey, and Seller has and good and marketable title to the Personal Property.
(e)    Compliance. Seller has received no written notice of and has no actual knowledge of any pending violations or investigations relating to land use laws affecting the Land. Seller has set forth on Schedule 6.1(e), attached hereto and made a part hereof, each license, approval, permit or similar instrument or agreement required for the Seller’s use of the Property as utilized by the Seller during the twelve (12) month period prior to the Effective Date (collectively, the “Use Permits”). The parties shall work in good faith after the Closing Date to ensure all applicable Use Permits are transferred to Purchaser. The obligation in the preceding sentence shall expressly survive Closing; however, the inability to transfer Use Permits to Purchaser, or the refusal by any governmental entity to allow such transfer, shall, notwithstanding any other provision of this Agreement to the contrary, not be a default by Seller.
(f)    Hazardous Material. Seller has not received written notice that the Property or Seller is currently in violation of or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable federal, state or local laws, statutes, regulations, codes, rules, orders, decrees or ordinances pertaining to health, safety or the environment, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance, or material, as now in effect (hereinafter sometimes collectively called “Applicable Environmental Laws”) arising from any condition on or from the Land, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976

("RCRA"), any so-called "Superfund" or "Superlien" law and the Toxic Substances Control Act or any comparable state or local law, or the Common Law. To the actual knowledge of Seller, Seller has never caused or permitted (A) any Hazardous Material to be placed, held, located, or disposed of on, under or at the Land or any part thereof or from the Land or any part thereof into the atmosphere or any watercourse, body of water, or wetlands in violation of Applicable Environmental Laws, and (B) neither the Land nor any part thereof has ever been used by Seller as a treatment, storage, or disposal (whether permanent or temporary) site for any Hazardous Material in violation of Applicable Environmental Laws. For purposes hereof, "Hazardous Material" means and includes any petroleum product and any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Applicable Environmental Laws; and asbestos or any substance or compound containing asbestos, PCB's, or any other hazardous, toxic, or dangerous waste, substance, or material. To the knowledge of Seller, the Land does not contain any underground tanks. Except as disclosed to Purchaser in writing, to the actual knowledge of Seller, there have been no occurrences of disposals, discharges, spills, releases or, to the actual knowledge of Seller, threatened releases of hazardous materials, at, upon, under, within or from any part of the Land in violation of any Applicable Environmental Laws. Seller has delivered all of the Environmental Reports with respect to the Property that are in Seller’s possession or reasonable control.
(g)    No Condemnation Proceedings. There are no condemnation or eminent domain proceedings pending or to the actual knowledge of Seller, threatened, against the Property or any part of the Property, and Seller has received no written notice of the desire of any governmental entity to take or condemn the Property or any part of the Property.
(h)    Pending Litigation. There is no pending litigation or any pending administrative proceeding pending with respect to the Property or for which Seller has received service of process or written notice thereof.
(i)    Non‑Foreign Person. Seller is not a “foreign person” for purposes of the withholding rules of the Federal Deficit Reduction Act of 1984.
(j)    Mechanic’s Liens. At or prior to Closing, Seller shall pay for all labor that has been performed on, or materials furnished to, the Property for which a mechanic’s or materialmen’s lien or liens could be claimed by any person, party or entity to the extent such payment is due and payable as of such time, or furnish a bond satisfactory to the Title Company for its issuance of the Title Policy without exception for unfiled mechanics liens.
(k)    OFAC. Seller is not a person or entity with whom Purchaser is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.
(l)    Real Estate Commission. Seller represents and warrants that Seller has not dealt with any broker in connection with the sale to Purchaser of the Property. Seller will indemnify and hold harmless the Purchaser from and against any and all claims, loss, liability, cost and expenses

(including reasonable counsel fees) resulting from any claims that may be made against Purchaser by any broker or person claiming a commission, fee or other compensation from Purchaser by reason of this transaction, if such claim is based on any act of Seller or Seller’s representatives.
(m)    Service Contracts. The document entitled “Rova Contracts,” which Seller has provided to Purchaser pursuant to Section 4.3 of this Agreement, was prepared by Seller based on a good faith review of Seller’s Property records by the general manager of ROVA 1 and ROVA 2 and sets forth the Service Contracts currently affecting the Property disclosed by such review. Seller does not make any representation, warranty or covenant that the document entitled “Rova Contracts” is a definitive list of all agreements or contracts required for Purchaser’s operation of a power generation facility at the Property.
(n)    Operation of Property Pre‑Closing. Between the Effective Date and the Closing Date, Seller covenants and agrees that Seller shall:
(i)    Not enter into any or renew or extend any leases or licenses with respect to the Property, without the written consent of Purchaser;
(ii)     Cause to be paid all trade accounts, costs and expenses of maintenance of the Property incurred or attributable in a period prior to Closing in accordance with Seller’s past practices;
(iii)    Cooperate, at no expense to Seller, with Purchaser in connection with Purchaser’s examination of the Property;
(iv)    Not further encumber the Property in any manner if such encumbrances will survive Closing, except as required by law or which constitute Permitted Exceptions. In the event Seller encumbers the Property in contravention of this subparagraph, or in the event Seller fails or refuses to pay and satisfy any Monetary Encumbrances affecting the Property, Purchaser may elect to consummate the transactions contemplated hereunder and deduct the amount of such encumbrance or lien from the Purchase Price (in addition to any and all other rights and remedies of Purchaser hereunder);
(v)    Not commit or knowingly permit: (a) any waste on the Property or any excavation thereof, (b) any deposit thereon of trash, rubbish, debris or dirt or (c) any removal of any of the Personal Property, in each case, outside the ordinary course of business; and
(vi)    Continue to provide, at Seller’s expense, security at the Property consistent with its practices as of the Effective Date.
The representations and warranties contained in this Section 6.1 may be relied upon by Purchaser and shall survive the Closing Date for the Survival Period (as defined below); provided however, that if Purchaser delivers written notice(s) to Seller of a breach of a representation or warranty contained in this Agreement but within the Survival Period (such notice[s] being collectively referred to herein as a “Seller Breach Notice”), those representations and/or warranties referenced in such Seller Breach Notice(s) shall survive beyond the Survival Period until conclusively and finally resolved by Purchaser and Seller including, if applicable, the resolution of any litigation beyond any applicable appeals periods. Seller’s liability for any claims arising under this Article 6 shall be limited to an amount equal to the Purchase Price actually received by Seller.
In the event that (1) any representation and/or warranty of Seller contained in this Section 6.1 was not true as of the Effective Date, or (2) any representation and/or warranty of Seller contained in this Agreement was true as of the Effective Date but Seller causes any new fact or change in circumstance to make such representation and/or warranty to no longer be true, then such representation and warranty shall be deemed breached, Seller shall be in default hereunder, and Purchaser shall have the right to exercise its remedies pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, if a representation and/or warranty of Seller contained in this Agreement was true as of the Effective Date but, prior to Closing, either Purchaser or Seller becomes aware of any new fact or change in circumstance that was not caused by Seller and that makes such representation and/or warranty untrue, said party shall notify the other, in writing, to that effect within three (3) business days of receipt of knowledge of such new fact or change in circumstance (a “Change in Circumstance Notice”). In the event of any such disclosure, Seller shall have ten (10) days from the date of receipt by the receiving party of the Change in Circumstance Notice to cause such untrue representation and/or warranty to become true again. In the event Seller fails to timely cause such untrue representation and/or warranty to become true again, Seller shall not be in default under this Agreement and Purchaser may either (A) proceed to Closing in accordance with the terms of this Agreement, in which event Purchaser shall be deemed to have waived its rights to recovery for breach of the applicable representation and warranty solely with respect to the identified new fact or change in circumstance; or (B) elect to terminate this Agreement by delivering written notice thereof to Seller within three (3) business days following the expiration of Seller’s ten (10) day cure period, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement. Purchaser’s failure to timely deliver such written notice of its election to terminate this Agreement pursuant to this paragraph shall be deemed as Purchaser’s election to proceed under clause (A) of the immediately preceding sentence.
To the maximum extent permitted by applicable law and except for Seller’s representations and warranties in this Agreement, and the documents of conveyance and assignment to be delivered at Closing (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law) by Seller. As a material part of the consideration of this Agreement, Purchaser agrees to accept the Property on as “AS IS” and “WHERE IS” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller as to (a) fitness for a particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser is a knowledgable, experienced and sophisticated buyer of real estate and has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, except as otherwise provided in this Agreement, Purchaser is not relying and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through, or under or on Seller’s behalf concerning the Property. The provisions of this paragraph shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

6.2    To induce Seller to enter into this Agreement, Purchaser makes the representations, warranties and covenants hereinafter contained, each of which is relied upon by Seller, and is true as of the Effective Date and will be deemed remade by Purchaser, and will be true in all material respects as of the Closing Date. Purchaser represents, warrants and covenants as follows:

(a)    Organization, Standing and Power. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.
(b)    Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and Purchaser Deliverables. The execution, delivery and performance by Purchaser hereof and the Purchaser Deliverables have been duly authorized by all necessary company action. Purchaser has duly executed and delivered this Agreement and at or before Closing will have duly executed and delivered each Purchaser Deliverable to which it is, or is specified to be, a party, and this Agreement constitutes, and each Purchaser Deliverable to which it is, or is specified to be, a party will as of the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(c)    No Conflicts; Consents. The execution and delivery by Purchaser hereof do not, the execution and delivery by Purchaser of the Purchaser Deliverables to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or approval under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the transactions contemplated hereby, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Purchaser under, any provision of the operating agreement of Purchaser. To Purchaser’s actual knowledge, the execution and delivery by Purchaser of this Agreement and the Purchaser Deliverables will not violate (i) any contract to which Purchaser is a party or by which any of its respective properties or assets is bound or (iii) any judgment applicable to Purchaser or its properties or assets. To Purchaser’s actual knowledge, no consent of or filing with any governmental entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Deliverables.
(d)    Legal Proceedings; Judgments. There are no proceedings or judgments pending or, to Purchaser’s actual knowledge, threatened against or affecting Purchaser, that would reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or challenge or that would reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated hereby.

(e)    Availability of Funds. As of the date hereof, Purchaser has, and as of the Closing Date Purchaser will have, access to available cash or has existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated hereby and satisfy its obligations hereunder and under the ancillary agreements to this Agreement.
The representations and warranties contained in this Section 6.2 may be relied upon by Seller and shall survive the Closing Date for the Survival Period; provided however, that if Seller delivers written notice(s) to Purchaser of a breach of a representation or warranty contained in this Agreement within the Survival Period (such notice[s] being collectively referred to herein as a “Purchaser Breach Notice”), those representations and/or warranties referenced in such Purchaser Breach Notice(s) shall survive beyond the Survival Period until conclusively and finally resolved by Purchaser and Seller including, if applicable, the resolution of any litigation beyond any applicable appeals periods.
ARTICLE SEVEN ‑ CONDEMNATION OR CASUALTY
7.1    Condemnation. If prior to the Closing Date, any portion of the Property is taken by condemnation or a bona fide threat of condemnation be commenced against the Property (a “Condemnation”), then Seller shall notify Purchaser in writing within five (5) days after Seller acquires actual knowledge of such Condemnation and the following provisions shall apply with respect to such Condemnation:
(a)    if the Condemnation would (i) result in a loss of $100,000.00 or more of the Property, (ii) materially and adversely affect the existing vehicular access to the Property to/from the public right-of-way adjoining the Property, or (iii) materially and adversely affect the use of the Property as a power generation facility (collectively, the “Condemnation Threshold”), then Purchaser shall have the right to either: (A) terminate this Agreement by notifying Seller in writing within ten (10) days after Purchaser receives notice thereof from Seller, in which case the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement; or (B) proceed to Closing in accordance with the terms of this Agreement, in which event the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the date of Closing with respect to any Condemnation, and, at Closing, Seller shall assign to Purchaser all of its right to any and all awards or other proceeds paid or payable thereafter by reason of such Condemnation, less reasonable third-party expenses incurred by Seller with respect to the proceedings related to such Condemnation. If Purchaser fails to provide a timely notice to Seller under item (A) above, it shall be conclusively deemed to have elected to proceed under (B) above.
(b)    if the Condemnation fails to meet the criteria of the Condemnation Threshold, then Purchaser shall not have the right to terminate this Agreement, and this Agreement shall remain in full force and effect, and the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the date of Closing with respect to any Condemnation, and, at Closing, Seller shall assign to Purchaser all of its right to any and all awards or other proceeds payable thereafter by reason of such Condemnation, less reasonable third-party expenses incurred by Seller with respect to the proceedings related to such Condemnation.

7.2    Casualty Loss. If prior to the Closing Date, any portion of the Property is damaged or destroyed by fire or other casualty (a “Casualty”), then Seller shall notify Purchaser in writing within five (5) days after Seller acquires actual knowledge of such Casualty (the “Casualty Notice”) and the following provisions shall apply with respect to such Casualty:
(a)    if such Casualty results in a casualty loss which would cost between $100,000 and $1,000,000.00 to repair, as determined by Seller in the exercise of reasonable discretion (“Casualty Threshold”), Purchaser may terminate this Agreement by notifying Seller in writing within ten (10) days after Purchaser receives the Casualty Notice, in which case the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement. If Purchaser does not timely exercise such termination right, the parties shall proceed to Closing in accordance with the terms of this Agreement, in which event the Purchase Price shall be reduced by the Seller’s estimated cost of repairing the Casualty based upon at least one licensed contractor’s cost estimate for such repair work, and Seller shall retain any claims to recover damages for the Casualty from any party responsible for the Casualty (including, without limitation, a responsible party’s insurer).
(b)    if the Casualty results in a casualty loss which would cost less than $100,000.00 to repair, as determined by Seller in the exercise of reasonable discretion, then neither party shall have the right to terminate this Agreement, and this Agreement shall remain in full force and effect, and the Purchase Price shall, unless the Casualty is repaired by the Closing Date, be reduced by the Seller’s estimated cost of repairing the Casualty based upon at least one licensed contractor’s cost estimate for such repair work, and Seller shall retain any claims to recover damages for the Casualty from any party responsible for the Casualty (including, without limitation, a responsible party’s insurer).
(c) if the Casualty results in a casualty loss which would cost greater than $1,000,000.00 to repair, as determined by Seller in the exercise of reasonable discretion, then either party may either (i) terminate this Agreement by notifying the other within ten (10) days after Purchaser receives the Casualty Notice, in which case the Earnest Money and all interest accrued thereon shall be returned to Purchaser and this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement, or (ii) proceed to Closing in accordance with the terms of this Agreement, in which event the Purchase Price shall be reduced by (A) the amount of Seller’s insurance deductible, and (B) the total of any insurance proceeds received by Seller on or before the Closing Date for Casualty damages not repaired by Seller prior to Closing, and at Closing, Seller shall assign to Purchaser all of its right to any and all insurance proceeds payable thereafter by reason of such Casualty. Seller shall retain any claims to recover damages for the Casualty from any party responsible for the Casualty (including, without limitation, a responsible party’s insurer) up to the amount of the Seller’s insurance deductible. In the event Seller provides a timely termination notice to Purchaser under item (i) above, Seller shall pay to Purchaser within ten (10) days of delivery of written notice of such termination to Purchaser, the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00)(the “Seller Casualty Termination Payment”). Seller’s obligation to pay the Seller Casualty Termination Payment shall survive the termination of this Agreement. If either party fails to provide a timely termination notice to the other under item (i) above, it shall be conclusively deemed to have elected to proceed under (ii) above.

(d)    In no event shall Seller be obligated to repair or restore any damage to the Property caused by such Casualty.
(e)    If the Closing Date is to occur within 25 days of the occurrence of a Casualty that would cost less than $1,000,000.01 to repair, and the Agreement is not terminated pursuant to its terms, Closing shall be deferred by the amount of time required by Seller to obtain a licensed contractor’s cost estimate for the repair work.
ARTICLE EIGHT - DEFAULT; REMEDIES ON DEFAULT
8.1    Purchaser Default. Purchaser and Seller acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages that would be suffered by Seller if Purchaser fails to consummate the purchase and sale of the Property herein (for any reason other than Seller’s failure, refusal or inability to perform any of Seller’s covenants and agreements hereunder or the failure of any other of the conditions to Purchaser’s obligation to close hereunder). Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement; and the personal expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder; and the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain, but that Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller would reasonably be expected to amount to the Earnest Money.
Accordingly, if Purchaser breaches or is in default under any provision of this Agreement and has failed, refused or is unable to consummate the purchase and sale of the Property contemplated hereby by the date of the Closing, and fails to cure such breach or default within seven (7) business days from receipt of written notice of such breach or default from Seller, then the Escrow Agent shall pay the interest, if any, earned on the Earnest Money to Purchaser and deliver the Earnest Money to Seller as full and complete liquidated damages. Upon proper delivery of the Earnest Money to Seller, as above provided, no party to this Agreement shall have any liability to any other party to this Agreement other than Purchaser’s Indemnity Obligations set forth in Section 4.1 of this Agreement. The liquidated damages provision provided for in this section shall not be deemed to be a cap or limit on Purchaser’s indemnity obligation to Seller under Section 4.1 of this Agreement.
8.2    Seller Default.      If Seller is in default of any obligation hereunder other than a Section 3.8 Default and such default is not cured within twenty (20) days after written notice by Purchaser to Seller thereof, then Purchaser shall, as its sole and exclusive remedy (except as hereinafter otherwise provided) either, (a) terminate this Agreement by written notice to Seller, promptly after which the Title Company shall return the Earnest Money to Purchaser, and Seller shall pay to Purchaser within ten (10) days of delivery of written notice of such termination to Seller, the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as liquidated damages, which Seller acknowledges is the reasonable anticipated expenses incurred by Purchaser related to negotiating and performing its obligations under this Agreement, and after Purchaser’s receipt of the Earnest Money and all interest accrued thereon, and such Seller payment this Agreement shall be terminated and neither party shall have any further rights hereunder, except for those provisions which are expressly stated to survive a termination of this Agreement, or (b) pursue the right of specific performance by commencing a lawsuit within one hundred twenty (120) days of the Purchaser’s written notice of default, with time being of the essence; provided however, in the event specific performance is unavailable due to the Seller’s voluntary conveyance of the Property to a third party after the Effective Date of this Agreement (notwithstanding anything to the contrary set forth herein, “voluntary” shall be deemed to include, without limitation, a foreclosure of the Property by a Seller’s lender), then Purchaser shall have the right to seek and obtain damages available under applicable law against Seller, including, but not limited to, compensatory damages, consequential damages, reasonable attorney’s fees and costs. With respect to a Section 3.8 Default, Purchaser’s sole and exclusive remedy shall be Purchaser’s recovery from Seller of Purchaser’s actual documented out-of-pocket expenses incurred post-Closing to extinguish the Objectionable Title Exception that was the basis of the Section 3.8 Default (whether or not such effort to extinguish was successful), but in no event exceeding $50,000.00 (“Section 3.8 Damages”). Out-of-pocket expenses includes, without limitation, all reasonable attorney’s fees paid by Purchaser, but does not include Purchaser’s overhead or compensation for any time Purchaser’s principals may devote to the extinguishment of the Objectionable Title Exception.
ARTICLE NINE ‑ NOTICES
9.1    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by Federal Express or other overnight or same day courier service providing a return receipt, (iii) mailed by first‑class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, when refused or when the same cannot be delivered, as evidenced on the return receipt, when refused or when the same cannot be delivered, as the return receipt), or (iv) electronic mail transmission; provided that any notice provided by method (iv) shall be accompanied by copies sent for delivery the next business day by method (ii). Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.
If to Purchaser:    ROVA Venture, LLC
c/o BTU Solutions
8545 Raintree Woods
Fair Oaks Ranch, TX 78015
Attn: Jared Rossi
Email: jrossi.@btusolutions.net

With a copy to:    Arnall Golden Gregory LLP
171 17th Street NW
Suite 2100
Atlanta, GA 30363
Attn: Matthew T. Harris, Esq.
Email: matthew.harris@agg.com

If to Seller:        Westmoreland Coal Company
9540 S. Maroon Circle
Suite 300
Englewood, CO 80112
Attn: Jeremy Cottrell
Email: GeneralCounsel@westmoreland.com

With a copy to:    Brownstein Hyatt Farber & Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Attn:    Alexandra F. Metzl
Email:    AMetzl@BHFS.com
ARTICLE TEN ‑ MISCELLANEOUS PROVISIONS
10.1    Entire Agreement; Counterparts; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties. This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart. The exchange of signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. Signatures transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be original signatures for all purposes. Escrow Agent acknowledges and agrees that this Agreement may be amended without its consent or joinder; provided that any such amendment document shall not have a material adverse effect on Escrow Agent. For purposes hereof, any extensions of relevant time periods or changes in the Purchase Price shall be deemed not to have a material adverse effect on Escrow Agent.
10.2    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representatives, successors and assigns.
10.3    Survival of Warranties. It is the express intention and agreement of the parties to this Agreement that the representations and warranties made by Seller in Section 6.1 of this Agreement and by Purchaser in Section 6.2 of this Agreement, to the extent not hereafter waived by the other party, shall survive the delivery of the deed and the Closing for a period of eighteen (18) months from the recording date of the deed (the “Survival Period”).
10.4    Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of its rights shall not constitute a waiver thereof. Either party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.
10.5    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.
10.6    Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.
10.7    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of North Carolina.
10.8    Cumulative Remedies. Subject to the express limitations set forth in Article 8 above and elsewhere, each and every one of the rights, benefits and remedies provided to Purchaser or Seller by this Agreement, or by any instrument or documents executed pursuant to this Agreement, are cumulative and shall not be exclusive of by any other of said rights, remedies and benefits allowed by law or equity to the Purchaser, except to the extent provided in Article Eight of this Agreement.
10.9    Date Hereof. For purposes of this Agreement, “the date hereof” or similar references shall mean the date first above written.
10.10    Assignment. Purchaser may assign its interest in this Agreement, either in whole or in part, to any affiliate of Purchaser without the prior written consent of Seller. Seller shall not assign this Agreement, in whole or in part, without the prior written consent of Purchaser.
10.11    Computation of Time Periods. A “business day” shall mean any day other than a Saturday, Sunday or legal holiday. If the final day of any period or any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday recognized by national banks with offices located in Atlanta, Georgia. All time periods will end at 5:00 p.m. Eastern Time of the applicable day.
10.12    Prevailing Party. In the event either Purchaser or Seller files a suit to enforce this Agreement or any provisions contained herein, the prevailing party in such suit (i.e., the party that recovers from the other the relief or a substantial portion of such relief sought whether by final judgment or otherwise) shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in connection with such suit.
10.13    No Speculative Profits or Consequential Damages. The parties agree that, except as set forth in Section 8.2 of this Agreement, neither party shall be liable to the other for any prospective or speculative profits, or special, punitive, treble, indirect or consequential damages, whether based upon contract, statute, tort, strict liability or negligence or in any other manner arising from this Agreement or the transaction contemplated by this agreement. The provisions of this section 10.13 shall survive Closing or any termination of this agreement, but shall have no application to any indemnity obligations of a party set forth in this Agreement.

[Signatures set forth on following page]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.
PURCHASER:

ROVA Venture, LLC,
a Delaware limited liability company

By:        /s/ Johnny W. Fjord
Name:    Johnny W. Fjord
Title:    Manager

SELLER:

WESTMORELAND PARTNERS
(f/k/a Westmoreland-Hudson Partners and Westmoreland-LG&E Partners),
a Virginia General Partnership, with authority by Westmoreland Energy LLC, and WEI Roanoke Valley, Inc.

By:        /s/ Jennifer S. Grafton
Name:        Jennifer S. Grafton
Title:        Director of GP

JOINS HEREIN FOR THE SOLE PURPOSE OF CONSENTING TO ALL PROVISIONS IN THIS AGREEMENT APPLICABLE TO ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:    _/s/ Leon Adams Jr.____________
Name:    __ Leon Adams Jr._____________
Title:    __VP/Counsel_________________

SEC Filing Schedules

EXHIBIT “A” – Describes the Land, Tangible and Intangible Property sold.
Schedule 2.4 - Base Residual Auction energy awards.
Schedule 6.1(e) – List of transferring Use Permits.